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                                                                    Exhibit 99.1

                                   Memorandum



TO:       All Employees                                DATE:  December 12, 2000

FROM:     Stanton Anderson and Paul Leach, as
          Members of the Special Committee of
          the Board of Directors


          As you are aware, we have been appointed as a Special Committee of the Board of Directors to evaluate a proposal received from an investor group led by BLUM Capital Partners, L.P. and to consider other proposals or alternatives for the Company. We have met with our financial and legal advisors to discuss the Blum group proposal and to receive preliminary views on valuation of the Company.

          As a result of these meetings, we have informed the Blum group that, subject to certain preconditions, we are prepared to have our representatives meet with their representatives to discuss their proposal in more detail. This should not be considered as the Special Committee being satisfied with the price or other terms of the current Blum group proposal. We have also directed Morgan Stanley, our financial advisors, to begin exploring other alternatives for the Company, including contacting third parties who may have an interest in a possible transaction with the Company.

          We want to again emphasize that the Special Committee is not committed or predisposed to any particular course of action and has not determined whether the Company should engage in any transaction at this time.